AGREEMENT AND PLAN OF MERGER

                     DATED AS OF MAY 7, 1996

                           BY AND AMONG

                          FRED'S, INC.,

                       FR ACQUISITION CORP.

                               AND

                       ROSE'S STORES, INC.

ARTICLE I

     THE MERGER    . . . . . . . . . . . . . . . . . . . . . . .1
     Section 1.1  The Merger . . . . . . . . . . . . . . . . . .1
     Section 1.2  Effective Time . . . . . . . . . . . . . . . .1
     Section 1.3  Effects of the Merger. . . . . . . . . . . . .1
     Section 1.4  Charter and By-laws. . . . . . . . . . . . . .1
     Section 1.5  Conversion of Securities . . . . . . . . . . .1
     Section 1.6  Fred's to Make Certificates Available. . . . .3
     Section 1.7  Dividends; Transfer Taxes; Withholding . . . .3
     Section 1.8  No Fractional Securities . . . . . . . . . . .4
     Section 1.9  Return of Exchange Fund. . . . . . . . . . . .4
     Section 1.10  Adjustment of Conversion Number . . . . . . .5
     Section 1.11  No Further Ownership Rights in Rose's Common
          Stock. . . . . . . . . . . . . . . . . . . . . . . . .5
     Section 1.12  Closing of Rose's Transfer Books. . . . . . .5
     Section 1.13  Lost Certificates . . . . . . . . . . . . . .5
     Section 1.14  Affiliates. . . . . . . . . . . . . . . . . .5
     Section 1.15  Dissenters' Rights. . . . . . . . . . . . . .5
     Section 1.16  Further Assurances. . . . . . . . . . . . . .6
     Section 1.17  Closing . . . . . . . . . . . . . . . . . . .6

ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF FRED'S AND SUB      . . .6
     Section 2.1  Organization, Standing and Power . . . . . . .6
     Section 2.2  Capital Structure. . . . . . . . . . . . . . .7
     Section 2.3  Authority. . . . . . . . . . . . . . . . . . .7
     Section 2.4  Consents and Approvals; No Violation . . . . .8
     Section 2.5  SEC Documents and Other Reports. . . . . . . .8
     Section 2.6  Registration Statement and Joint Proxy
                  Statement. . . . . . . . . . . . . . . . . . .9
     Section 2.7  Absence of Certain Changes or Events . . . . .9
     Section 2.8  Permits and Compliance . . . . . . . . . . . 10
     Section 2.9  Tax Matters. . . . . . . . . . . . . . . . . 10
     Section 2.10  Actions and Proceedings . . . . . . . . . . 10
     Section 2.11  Certain Agreements. . . . . . . . . . . . . 11
     Section 2.12  ERISA . . . . . . . . . . . . . . . . . . . 11
     Section 2.13  Compliance with Certain Laws. . . . . . . . 12
     Section 2.14  Liabilities . . . . . . . . . . . . . . . . 12
     Section 2.15  Labor Matters . . . . . . . . . . . . . . . 12
     Section 2.16  Intellectual Property . . . . . . . . . . . 12
     Section 2.17  Reorganization. . . . . . . . . . . . . . . 13
     Section 2.18  Required Vote of Fred's Stockholders. . . . 13
     Section 2.19  Ownership of Shares . . . . . . . . . . . . 13
     Section 2.20  Operations of Sub . . . . . . . . . . . . . 13
     Section 2.21  Brokers . . . . . . . . . . . . . . . . . . 13
     Section 2.22  Disclosure. . . . . . . . . . . . . . . . . 13
     Section 2.23  Opinion of Investment banker. . . . . . . . 13

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF ROSE'S      . . . . . . 14
     Section 3.1  Organization, Standing and Power . . . . . . 14
     Section 3.2  Capital Structure. . . . . . . . . . . . . . 14
     Section 3.3  Authority. . . . . . . . . . . . . . . . . . 14
     Section 3.4  Consents and Approvals; No Violation . . . . 15
     Section 3.5  SEC Documents and Other Reports. . . . . . . 15
     Section 3.6  Registration Statement and Joint Proxy
                  Statement. . . . . . . . . . . . . . . . . . 16
     Section 3.7  Absence of Certain Changes or Events . . . . 16
     Section 3.8  Permits and Compliance . . . . . . . . . . . 17
     Section 3.9  Tax Matters. . . . . . . . . . . . . . . . . 18
     Section 3.10  Actions and Proceedings . . . . . . . . . . 18
     Section 3.11  Certain Agreements. . . . . . . . . . . . . 18
     Section 3.12  ERISA . . . . . . . . . . . . . . . . . . . 18
     Section 3.13  Compliance with Certain Laws. . . . . . . . 19
     Section 3.14  Liabilities . . . . . . . . . . . . . . . . 19
     Section 3.15  Labor Matters . . . . . . . . . . . . . . . 20
     Section 3.16  Intellectual Property . . . . . . . . . . . 20
     Section 3.17  State Takeover Statutes . . . . . . . . . . 20
     Section 3.18  Required Vote of Rose's Stockholders. . . . 20
     Section 3.19  Reorganization. . . . . . . . . . . . . . . 20
     Section 3.20  Brokers . . . . . . . . . . . . . . . . . . 20
     Section 3.21  Disclosure. . . . . . . . . . . . . . . . . 20
     Section 3.22  Opinion of Investment Banker. . . . . . . . 21

ARTICLE IV

     COVENANTS RELATING TO CONDUCT OF BUSINESS     . . . . . . 21
     Section 4.1  Conduct of Business Pending the Merger . . . 21
     Section 4.2  No Solicitation. . . . . . . . . . . . . . . 24
     Section 4.3  Third Party Standstill Agreements. . . . . . 25
     Section 4.4  Reorganization . . . . . . . . . . . . . . . 25

ARTICLE V

     ADDITIONAL AGREEMENT'S    . . . . . . . . . . . . . . . . 25
     Section 5.1  Stockholder Meetings . . . . . . . . . . . . 25
     Section 5.2  Preparation of the Registration Statement and the
          Joint Proxy Statement. . . . . . . . . . . . . . . . 25
     Section 5.3  Access to Information. . . . . . . . . . . . 26
     Section 5.4  Compliance with the Securities Act . . . . . 27
     Section 5.5  NASDAQ Listing . . . . . . . . . . . . . . . 27
     Section 5.6  Fees and Expenses. . . . . . . . . . . . . . 27
     Section 5.7  Rose's Stock Options; Rose's Warrants. . . . 29
     Section 5.8  Reasonable Best Efforts. . . . . . . . . . . 29
     Section 5.9  Public Announcements . . . . . . . . . . . . 30
     Section 5.10  Real Estate Transfer and Gains Tax. . . . . 30
     Section 5.11  State Takeover Laws . . . . . . . . . . . . 30
     Section 5.12  Notification of Certain Matters . . . . . . 30

     Section 5.13  Directors and Officers. . . . . . . . . . . 31
     Section 5.14  Executive and Employee Agreements . . . . . 31

Section 5.15  Designation of Director. . . . . . . . . . . . . 31
     Section 5.16  Indemnification . . . . . . . . . . . . . . 31
     Section 5.17  Lending and Credit Arrangements . . . . . . 31
     Section 5.18  Tax Representations . . . . . . . . . . . . 32
     Section 5.19  Reverse Stock Split . . . . . . . . . . . . 32

ARTICLE VI

     CONDITIONS PRECEDENT TO THE MERGER      . . . . . . . . . 32
     Section 6.1  Conditions to Each Party's Obligation to Effect
          the Merger . . . . . . . . . . . . . . . . . . . . . 32
     Section 6.2  Conditions to Obligation of Rose's to Effect the
          Merger . . . . . . . . . . . . . . . . . . . . . . . 33
     Section 6.3  Conditions to Obligations of Fred's and Sub to
          Effect the Merger. . . . . . . . . . . . . . . . . . 34

ARTICLE VII

     TERMINATION, AMENDMENT AND WAIVER       . . . . . . . . . 36
     Section 7.1  Termination. . . . . . . . . . . . . . . . . 36
     Section 7.2  Effect of Termination. . . . . . . . . . . . 37

ARTICLE VIII

     GENERAL PROVISIONS        . . . . . . . . . . . . . . . . 37
     Section 8.1  Non-Survival of Representations, Warranties and
          Agreements . . . . . . . . . . . . . . . . . . . . . 37
     Section 8.2  Notices. . . . . . . . . . . . . . . . . . . 38
     Section 8.3  Interpretation . . . . . . . . . . . . . . . 38
     Section 8.4  Counterparts . . . . . . . . . . . . . . . . 38
     Section 8.5  Entire Agreement; No Third-Party
          Beneficiaries. . . . . . . . . . . . . . . . . . . . 38
     Section 8.6  Governing Law. . . . . . . . . . . . . . . . 39
     Section 8.7  Assignment . . . . . . . . . . . . . . . . . 39
     Section 8.8  Severability . . . . . . . . . . . . . . . . 39
     Section 8.9  Enforcement of this Agreement. . . . . . . . 39
     Section 8.10  Amendment . . . . . . . . . . . . . . . . . 39
     Section 8.11  Waiver. . . . . . . . . . . . . . . . . . . 39

TABLE OF DEFINITIONS . . . . . . . . . . . . . . . . . . . . . 39

PAGE

                   AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of May 7, 1996 (this "Agreement"), among FRED'S, INC., a Tennessee corporation ("Fred's"), FR ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Fred's ("Sub"), and ROSE'S, INC., a Delaware corporation ("Rose's") (Sub and Rose's being hereinafter collectively referred to as the "Constituent Corporations").

                             RECITALS

     A. The respective Boards of Directors of Fred's, Sub and Rose's have approved and declared advisable the merger of Sub and Rose's (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, no par value, of Rose's ("Rose's Common Stock") not owned directly or indirectly by Fred's or Rose's will be converted into shares of Class A Voting Common Stock, no par value, of Fred's ("Fred's Common Stock");

     B. The respective Boards of Directors of Fred's and Rose's have determined that the Merger is in the best interests of their respective stockholders (the holders of Rose's Common Stock, the "Rose's Stockholders"); and

     C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended
(the "Code").

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:


                            ARTICLE I

                            THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "Del.C."), Sub shall be merged with and into Rose's at the Effective Time (as defined herein). Following the Merger, the separate corporate existence of Sub shall cease and Rose's shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the Del.C.

     Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the Del.C., is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.17), or as promptly thereafter as practicable.

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the Del.C.

     Section 1.4 Charter and By-laws. At the Effective Time, the Certificate of Incorporation and Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Section 1.5  Conversion of Securities.  As of the Effective
Time, by virtue of the Merger and without any action on the part of Sub, Rose's or the holders of any securities of the Constituent
Corporations:

     (a) Each issued and outstanding share of common stock, no par value per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) (i) Subject to the provisions of Sections 1.10 and 5.19 hereof, each whole share of Rose's Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(c) and other than Dissenting Shares (as defined herein)) shall be converted into and become, by virtue of the Merger, automatically and without any action on the part of Rose's Stockholders, the Conversion Number (as defined herein) of validly issued, fully paid and nonassessable shares of Fred's Common Stock. All shares of Rose's Common Stock, when so converted into shares of Fred's Common Stock pursuant to this Section 1.5(b)(i) or the right to receive cash pursuant to
Section 1.8 or 5.19, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except (x) in the case of the shares converted into Fred's Common Stock pursuant to this Section 1(b)(i), the right to receive any dividends and other distributions in accordance with Section 1.7, and certificates representing the shares of Fred's Common Stock into which such shares are converted,
(y) any cash, without interest, in lieu of fractional shares of Fred's Common Stock to be issued or paid in consideration therefor pursuant to Section 1.8, and (z), in the case of the fractional shares of Rose's Common Stock, the right to receive cash pursuant to Section 5.19, in each case, upon the surrender of such certificate in accordance with Section 1.6. Each certificate shall, from and after the Effective Time until surrendered in exchange for Fred's Common Stock, for all purposes be deemed to represent (A) the number of shares of Fred's Common Stock calculated by taking the number of shares represented by the certificate times the Conversion Number (in the case of whole shares of Rose's Common Stock so converted pursuant to this Section 1(b)(i)) or (B) the right to receive cash to which the holder is entitled pursuant to Section 1.8 or 5.19. No Dissenting Shares shall be converted into or represent a right to receive Fred's Common Stock under this Section 1.5 or cash pursuant to Section 1.8 or 5.19, but such Dissenting Shares shall be subject to the provisions of Section 1.15.

          (ii) The shares of Rose's Common Stock (the "Escrow Shares") held in escrow at the Effective Date by First Union National Bank of North Carolina ("FUNB") as Escrow Agent pursuant to the Modified and First Restated Amended Joint Plan of Reorganization confirmed by order of the United States Bankruptcy Court for the Eastern District of North Carolina dated December 14, 1994 and April 24, 1995 (the "Plan of Reorganization"), shall be converted into shares of Fred's Common Stock as provided in
Section 1(b)(i) or the right to receive cash as provided in Section
1.8 or 5.19, and shall be subject to (x) distribution in accordance with the Plan of Reorganization or (y) return to the Surviving Corporation also in accordance with the Plan of Reorganization.

          (iii) The "Conversion Number" shall be determined by dividing $2.15 by the Fred's Average Price (as defined herein).
The "Fred's Average Price" shall mean an amount equal to the average of the daily high and low prices for a share of Fred's Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), as printed in The Wall Street Journal, for the 10 days during which Fred's Common Stock was actually traded immediately preceding the day before the printing of the Joint Proxy Statement (as defined herein).

     (c) All shares of Rose's Common Stock that are held in the treasury of Rose's or by any Subsidiary (as defined herein) of Rose's shall be canceled at the Effective Time, and no capital stock of Fred's or other consideration shall be delivered in exchange therefor.

     (d) Without any further action on the part of the holders thereof, each unexpired and unexercised right to purchase shares of Rose's Common Stock under any (i) option (a "Rose's Stock Option") under Rose's Stock Option Plan (as defined herein) and (ii) warrant (a "Rose's Warrant") issued pursuant to the Plan of Reorganization, will be assumed by Fred's as hereinafter provided. At the Effective Time, by virtue of the Merger and without any further action on the part of Fred's, Sub, Rose's or the holder thereof, each Rose's

Stock Option and each Rose's Warrant will be automatically converted into an option (a "Fred's Stock Option") or a warrant (a "Fred's Warrant"), respectively, to purchase a number of shares of Fred's Common Stock equal to the number of shares of Rose's Common Stock that could have been purchased under such Rose's Stock Option or Rose's Warrant multiplied by the Conversion Number, at a price per share of Fred's Common Stock equal to the per share exercise price specified in the Rose's Stock Option or Rose's Warrant, divided by the Conversion Number. Such Fred's Stock Option and Fred's Warrant shall otherwise be subject to the same terms and conditions as such Rose's Stock Option or Rose's Warrant, except that at the Effective Time, (i) all references in the Rose's Stock Option Plan (as defined herein), the applicable stock option or other awards agreements issued thereunder and in any other Rose's Stock Options and in all Rose's Warrants and documents relating thereto to Rose's shall be deemed to refer to Fred's; (ii) Fred's shall assume the Rose's Stock Options Plans and all of Rose's obligations with respect to the Rose's Stock Options;
(iii) Fred's shall assume all of Rose's obligations with respect to the Rose's Warrants under the agreements relating thereto; and (iv) Fred's shall issue to each holder of any outstanding Rose's Stock Option or Rose' Warrant a document evidencing the foregoing assumption by Fred's. It is the intention of the parties that, subject to applicable law, the Rose's Stock Options assumed by Fred's qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that the Rose's Stock Options qualified as incentive stock options prior to the Effective Time, and the adjustments referred to in this
Section 1.5(d) shall be effected in a manner which is consistent with Section 424(a) of the Code.

     Section 1.6  Fred's to Make Certificates Available.

          (a) Exchange of Certificates. Fred's shall authorize Union Planters National Bank, N.A., Memphis, or some other commercial bank reasonably acceptable to Rose's (or such other person or persons as shall be acceptable to Fred's and Rose's), to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Fred's shall deposit with the Exchange Agent in trust for the holders of shares of Rose's Common Stock converted in the Merger, certificates representing the shares of Fred's Common Stock issued pursuant to Section 1.5(b) in exchange for outstanding certificates representing shares of Rose's Common Stock and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 or cash payable pursuant to Section 5.19 (such cash and shares of Fred's Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the certificates representing the Fred's Common Stock contemplated to be delivered pursuant to Section 1.5(b) out of the Exchange Fund. Except as contemplated by this Section 1.6 and Sections 1.8,
1.9 and 5.19, the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, Fred's shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Rose's Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Fred's Common Stock and cash in lieu of fractional shares or cash payable pursuant to Section 5.19). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Fred's Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8, cash payable pursuant to Section 5.19 and certain dividends and other distributions in accordance with
Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

     Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Fred's Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive, a certificate representing Fred's Common Stock and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 or cash payable pursuant to Section 5.19 until such person surrenders the related Certificate or Certificates, as provided in Section 1.6. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Fred's Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Fred's Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Fred's Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Fred's Common Stock to which such holder is entitled pursuant to Section
1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Fred's Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Fred's Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Fred's or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Rose's Common Stock such amounts as Fred's or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Fred's or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Rose's Common Stock in respect of which such deduction and withholding was made by Fred's or the Exchange Agent.

     Section 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Fred's Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Fred's dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Fred's. In lieu of any such fractional share, each holder of Rose's Common Stock who otherwise would have been entitled to a fraction of a share of Fred's Common Stock upon surrender of Certificates for exchange pursuant to this
Article I will be paid an amount in cash (without interest), rounded to the nearest cent determined by multiplying (i) the average of the high and low prices for a share of Fred's Common Stock on NASDAQ on the date of the Effective Time (or, if the shares of Fred's Common Stock do not trade on NASDAQ on such date, the first date of trading of shares of Fred's Common Stock on NASDAQ after the Effective Time) by (ii) the fractional interest to which such holder otherwise would be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Fred's, and Fred's shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this
Section 1.8.

     Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former Rose's Stockholders for one year after the Effective Time (unless required otherwise by law with respect to the Escrow Shares; in which case, until such requirement lapses or is terminated) shall be delivered to Fred's, upon demand of Fred's, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Fred's for payment of their claim for Fred's Common Stock, any cash in lieu of fractional shares of Fred's Common Stock and any dividends or distributions with respect to Fred's Common Stock. Neither Fred's nor the Surviving Corporation shall be liable to any former holder of Rose's

Common Stock for any such shares of Fred's Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 1.10 Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to Fred's Common Stock, any change or conversion of Fred's Common Stock into other securities, or any other dividend or distribution with respect to the Fred's Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this Agreement (or if a record date with respect to any of the foregoing should occur), and upon the Reverse Split (as herein defined), prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and all references to the Conversion Number in this Agreement shall be deemed to be to the Conversion Number as so adjusted.

     Section 1.11 No Further Ownership Rights in Rose's Common Stock. All shares of Fred's Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued, and cash paid pursuant to
Section 5.19 shall be deemed to have been paid, in full satisfaction of all rights pertaining to the shares of Rose's Common Stock represented by such Certificates.

     Section 1.12 Closing of Rose's Transfer Books. At the Effective Time, the stock transfer books of Rose's shall be closed and no transfer of shares of Rose's Common Stock shall thereafter be made on the records of Rose's. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Fred's, such Certificates shall be canceled and exchanged as provided in this Article I.

     Section 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices Fred's applies to its own stockholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (at the stockholder's expense) will issue in exchange for such lost stolen or destroyed Certificate the shares of Fred's Common Stock, any cash in lieu of fractional shares of Fred's Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7 or cash payable pursuant to
Section 5.19.

     Section 1.14 Affiliates. Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 5.4) of Rose's for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Fred's has received a written agreement from such Person as provided in Section 5.4 hereof.

     Section 1.15  Dissenters' Rights.

          (a)  In accordance with Section 262 of the Del.C.
("Section 262"), no appraisal rights shall be available to holders of Rose's Common Stock converted into Fred's Common Stock in accordance with Section 1.5(b).

          (b) Holders of shares of Rose's Common Stock entitled to receive cash pursuant to Section 5.19 shall be entitled to appraisal rights in accordance with Section 262, and each such outstanding share of Rose's Common Stock the holder of which has timely filed with the Company a written demand for appraisal pursuant to Section 262 is herein called a "Dissenting Share".
Each Dissenting Share the holder of which, at the Effective Time, has not effectively withdrawn with the consent of Rose's, if required, or become ineligible for (through failure to perfect or otherwise) his dissenter's rights under Section 262 shall not be converted into or represent the right to receive cash pursuant to
Section 5.19, but the holder thereof shall be entitled only to such rights as are granted by Section 262. Each holder of Dissenting
Shares who becomes entitled, pursuant to the provisions of Section 262, to receive payment for his Rose's Common
Stock shall receive payment therefor from the Surviving Corporation
(but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

          (c) If any holder of Dissenting Shares shall effectively withdraw with the consent of Rose's, if required, or become ineligible for his dissenter's rights under Section 262, such Dissenting Shares shall be deemed to have been converted into and represent the right to receive, as of the later of the Effective Time or the occurrence of such event, cash in accordance with the provisions of Section 5.19 hereof.

          (d) Rose's shall give Fred's (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instruments served pursuant to Section 262 and received by Rose's and (ii) the opportunity to direct all negotiations and proceedings with respect to holders of Dissenting Shares. Rose's will not voluntarily make any payment with respect to any demands for appraisal for shares under Section 262 and will not, except with the prior written consent of Fred's, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such a holder under Section 262.

     Section 1.16 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on the behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 1.17 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this agreement to occur at the Closing shall take place at the offices of Waring Cox PLC, 50 north Front Street, Memphis, Tennessee, at 9:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived or at such other time and place as Fred's and Rose's shall agree.


                            ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF FRED'S AND SUB

     Fred's and Sub jointly and severally represent and warrant to Rose's as follows:

     Section 2.1 Organization, Standing and Power. Fred's is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Fred's is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined herein) on Fred's. Fred's and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Fred's. For purposes of this Agreement
(a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Fred's or Rose's, as the case may be, any change or effect that is materially adverse to the business, assets, liabilities, results of operation, financial condition or prospects of Fred's and its Subsidiaries, taken as a whole, or Rose's and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Fred's or Rose's, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

     Section 2.2 Capital Structure. The authorized capital stock of Fred's consists of 30,000,000 shares of Fred's Class A Voting Common Stock, 11,500,000 shares of Class B Nonvoting Common Stock, and 10,000,000 shares of Preferred Stock (the "Fred's Preferred Stock"). There are at the date hereof (i) 9,335,239 shares of Fred's Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights (28,000 shares of which were issued as restricted stock awards pursuant to Fred's 1993 Long-Term Incentive Plan and are subject to certain restrictions), and (ii) 500,000 shares of Fred's Common Stock are reserved for future issuance pursuant to Fred's 1993 Long-Term Incentive Plan. No shares of Fred's Class B Nonvoting Common Stock or Preferred Stock are issued and outstanding. All of the shares of Fred's Common Stock issuable in exchange for Rose's Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for
(a) this Agreement, (b) stock options covering 311,595 shares of Fred's Common Stock, and (c) restricted stock awards pursuant to Fred's 1993 Long-Term Incentive Plan for 14,000 shares of Fred's Common Stock, which shares of restricted stock have not yet been issued, there are no options, warrants, calls, rights or agreements to which Fred's or any of its Subsidiaries is a party or by which any of them is bound obligating Fred's or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Fred's or any of its Subsidiaries or obligating Fred's or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Fred's is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Fred's SEC Documents (as defined herein), each such share is owned by Fred's or another Subsidiary of Fred's, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

     Section 2.3 Authority. The respective Boards of Directors of Fred's and Sub have on or prior to the date of this Agreement declared the Merger advisable (subject to the satisfaction of the conditions to Closing contained herein, including receipt by Fred's of the fairness opinion of its investment banker) and approved this Agreement in accordance with applicable law. Each of Fred's and Sub has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of Fred's (the "Fred's Stockholders") of this Agreement, the issuance of Fred's Common Stock in connection with the Merger (the "Share Issuance"), and the amendment of Fred's 1993 Long-Term Incentive Plan to increase the number of authorized shares (collectively, the "Fred's Stockholders' Approvals"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Fred's and Sub and the consummation by Fred's and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Fred's and Sub, subject to (x) approval by the Fred's Stockholders and (y) the filing of a Certificate of Merger as required by the Del.C. This Agreement has been duly executed and delivered by Fred's and Sub and (assuming the valid authorization, execution and delivery of this Agreement by Rose's) this Agreement constitutes the valid and binding obligation of Fred's and Sub enforceable against each of them in accordance with its terms. The Share Issuance and the filing of a registration statement on Form S-4 (or other appropriate form) with the Securities and Exchange Commission (the "SEC") by Fred's under the Securities Act, for the purpose of registering the shares of Fred's Common Stock to be issued in the Merger (including the

Anderson Shares, as defined herein, and the shares issuable upon exercise of the Rose's Warrants and the Rose's Stock Options to be assumed by Fred's pursuant to Section 1.5) (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Fred's Board of Directors. The Fred's Common Stock to be issued in the Merger (including the Anderson Shares, and the shares issuable upon exercise of the Rose's Warrants and the Rose's Stock Options to be assumed by Fred's pursuant to
Section 1.5), when issued, will be registered under the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") and registered or exempt from registration under any applicable state securities or "blue sky" laws ("Blue Sky Laws").

     Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in the second sentence of this Section 2.4 have been obtained and all filings and obligations described in this Section
2.4 have been made, and subject to Section 5.17, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Fred's or any of its Subsidiaries under, any provision of (i) the Charter or By-laws of Fred's, (ii) any provision of the comparable charter or organization documents of any of Fred's Subsidiaries, (iii) any loan or credit agreement note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Fred's or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Fred's or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Fred's, or prevent or materially delay the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Fred's or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Fred's or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Rose's or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 5.10, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Rose's or any of its Subsidiaries conducts any business or owns any property or assets, (vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of Blue Sky Laws and NASDAQ, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Fred's, or prevent or materially delay the consummation of any of the transactions contemplated hereby.

     Section 2.5 SEC Documents and Other Reports. Fred's has filed all required documents with the SEC since January 1, 1993 (including the Fred's Annual Report, as defined herein, the "Fred's SEC Documents"). As of their respective dates, the Fred's SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be and, at the respective times they were filed, none of the Fred's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or
necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Fred's included in the Fred's SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the Securities Act or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Fred's and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments). Except as disclosed in the Fred's SEC Documents or as required by GAAP, Fred's has not since January 28, 1995, made any change in the accounting practices or policies applied in the preparation of financial statements. As used herein, the term "Fred's Annual Report" refers to Fred's
Annual Report on Form 10-K most recently filed with the SEC.   As
to Fred's SEC Documents and financial statements filed or to be filed with the SEC, all representations and warranties of Fred's in this Agreement relating to such as have been filed prior to the date hereof (i.e., as to periods already ended) are hereby made by Fred's as to all such SEC Documents to be filed on or after the date hereof (i.e., as to periods subsequent to the periods reflected in the documents already filed) as of the date such documents are filed in the future.

     Section 2.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Fred's or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Stockholder Meetings (as defined in Section 5.1) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Fred's, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Fred's Stockholders and Rose's. The Registration Statement will comply (with respect to Fred's) as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply (with respect to Fred's) as to form in all material respects with the provisions of the Exchange Act.

     Section 2.7 Absence of Certain Changes or Events. Except as disclosed in Fred's SEC Documents filed with the SEC prior to the date of this Agreement, since January 28, 1995, (A) Fred's and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be foreseen to result in a Material Adverse Effect on Fred's, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Fred's and Subsidiaries of Fred's are involved and except for any such changes or effects resulting from this Agreement the transactions contemplated hereby or the announcement thereof; (B) Fred's and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Fred's; (C) other than any indebtedness incurred by Fred's after the date hereof as permitted by Section 4.1(a)(vi), there has been no material change in the consolidated indebtedness of Fred's and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Fred's on any class of its stock, except for regular quarterly dividends of not more than $0.05 per share of Fred's Common Stock; and (D) there has been no event having a Material Adverse Effect on Fred's, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Fred's and Subsidiaries of Fred's are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof. Fred's has not amended since June 30, 1995 its Charter or Bylaws with respect to the indemnification of its officers and directors.

     Section 2.8 Permits and Compliance. Each of Fred's and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Fred's or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Fred's Permits"), except where the failure to have any of the Fred's Permits would not, individually or in the aggregate, have a Material Adverse Effect on Fred's and, as of the date of this Agreement, no suspension or cancellation of any of the Fred's Permits is pending or, to the Knowledge of Fred's (as defined herein), threatened, except where the suspension or cancellation of any of the Fred's Permits would not, individually or in the aggregate, have a Material Adverse Effect on Fred's. Neither Fred's nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Fred's or any of its Subsidiaries, except in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Fred's. Except as disclosed in the Fred's SEC Documents filed prior to the date of this Agreement, there is no contract or agreement that is material to the business, financial condition or results of operations of Fred's and its Subsidiaries, taken as a whole. Except as set forth in the Fred's SEC Documents, prior to the date of this Agreement no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Fred's of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Fred's or any of its Subsidiaries is a party or by which Fred's or any such Subsidiary is bound or to which any of the properties, assets or operations of Fred's or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Fred's. "Knowledge of Fred's" means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of Fred's.

     Section 2.9 Tax Matters. Each of Fred's and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Fred's. For purposes of this Agreement:
(i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 2.10 Actions and Proceedings. Except as set forth in the Fred's SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Fred's or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or Fred's Stockholders or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Fred's Plan (as defined herein) that, individually or in the aggregate, would have a Material Adverse Effect on Fred's. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Fred's, threatened against or involving Fred's or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, any of its or their properties, assets or business or any Fred's
Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Fred's. As of the date hereof there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Fred's, threatened against or affecting Fred's or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

     Section 2.11 Certain Agreements. As of the date of this Agreement, neither Fred's nor any of its Subsidiaries is a party to any oral or written benefits agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 2.12  ERISA.

          (a) With respect to each Fred's Plan (as defined herein), Fred's has made (or as soon as practicable will make) available to Rose's a true and correct copy (to the extent applicable) of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Fred's Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Fred's Plan, (iv) the most recent summary plan description of each Fred's Plan for which a summary plan description is required and (v) the most recent determination letter, if any, issued by the IRS with respect to any Fred's Plan intended to be qualified under section 401(a) of the Code. Except as would not have a Material Adverse Effect on Fred's and except as set forth on Schedule 2.12(a), each Fred's Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) neither Fred's nor any of its ERISA Affiliates is or, within the past six years has been, a contributing employer to a Fred's Multiemployer Plan (as defined herein), (ii) no Fred's Plan is, or has ever been, subject to Title IV of ERISA, and (iii) Fred's and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA.

          (b) With respect to Fred's Plans, no event has occurred in connection with which Fred's or any of its ERISA Affiliates would be subject to any liability under the terms of such Fred's Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Fred's. All Fred's Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, or a timely application (under Revenue Procedure 93-39 or any subsequent Revenue Procedure with respect to ruling and determination letters) for such determination is now pending, and to the Knowledge of Fred's, no event has occurred and no fact exists that would adversely affect such determination. Except as set forth on Schedule 2.12(b) or as disclosed in Fred's SEC Documents, neither Fred's nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in Fred's Annual Report. As used herein, (i) "Fred's Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Fred's Multiemployer
Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Fred's or any of its ERISA Affiliates or as to which Fred's or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) "Fred's Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Fred's or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c),
(m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (c) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Fred's and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been provided or made available to Rose's prior to the date hereof. Fred's has no current plans to modify or terminate any of the Compensation and Benefit Plans, except as set forth on Schedule 2.12(c); the effect of any such modification or termination is also set forth on Schedule 2.12(c).


     Section 2.13 Compliance with Certain Laws. The properties, assets and operations of Fred's and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Fred's. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Fred's or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Fred's. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

     Section 2.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Fred's Annual Report, Fred's most recent report to the SEC on Form 10-Q , or disclosed in the footnotes thereto, Fred's and its Subsidiaries had no liabilities (including, without limitation, tax liabilities) at the date of such financial statements, absolute or contingent, liquidated or unliquidated, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Fred's, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, Fred's and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on Fred's.

     Section 2.15 Labor Matters. Neither Fred's nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither Fred's nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Fred's or any of its Subsidiaries (the "Fred's Business Personnel"), and there is no unfair labor practice complaint or grievance against Fred's or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Fred's Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Fred's. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Fred's, threatened against or affecting Fred's or any of its Subsidiaries which may interfere with the respective business activities of Fred's or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Fred's.

     Section 2.16 Intellectual Property. Fred's and its Subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") as are necessary in connection with the business of Fred's and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on Fred's. Neither Fred's nor any of its Subsidiaries has infringed any Intellectual Property

Rights of any third party other
than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Fred's.

     Section 2.17 Reorganization. To the Knowledge of Fred's, neither Fred's nor any of its Subsidiaries has taken, or will have taken, any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Section 2.18 Required Vote of Fred's Stockholders. The affirmative vote of a majority of the votes eligible to be cast on the approval of this Agreement is required to approve this Agreement. The affirmative vote of a majority of the votes cast on the Share Issuance is required to approve the Share Issuance and to amend Fred's 1993 Long-Term Incentive Plan, provided that the total votes cast on each proposal represents a majority of the outstanding shares of Fred's Common Stock. No other vote of the Fred's Stockholders is required by law, the Charter or By-laws of Fred's or otherwise in order for Fred's to consummate the Merger and the transactions contemplated hereby.

     Section 2.19 Ownership of Shares. Neither Fred's nor any of its Subsidiaries (i) "beneficially owns" or is the "beneficial owner" of (as such terms are defined by reference to Section 13(d) of the Exchange Act), or (ii) "owns", as such term is defined in
Section 203 of the Del.C., any shares of Rose's Common Stock.

     Section 2.20 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Fred's, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 2.21 Brokers. No broker, investment banker or other person, is entitled to any brokers, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Fred's.

     Section 2.22 Disclosure. No representation or warranty by Fred's contained in this Agreement and no written statement, certificate, or document furnished by or on behalf of Fred's to Rose's in connection with this Agreement or any transaction contemplated hereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading, or necessary in order to provide Rose's with full information as to Fred's and its affairs. None of this Agreement, the financial statements or any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Fred's, or by any of Fred's directors or officers, in connection with the transactions contemplated hereby, contains, or will contain, any untrue statement of a material fact, or omits, or will omit, any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Fred's which materially and adversely affects the business, prospects, working capital or financial condition of Fred's or its properties or assets, which has not been set forth in this Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement.

     Section 2.23 Opinion of Investment banker. Fred's has engaged Morgan Keegan & Co., Inc. as its investment banker to render a written opinion, as of the day before the printing of the Joint Proxy Statement, to the effect that the Conversion Number is fair to Fred's Stockholders from a financial point of view, a copy of which opinion will be delivered to Rose's promptly upon receipt by Fred's.

                           ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF ROSE'S

     Rose's represents and warrants to Fred's and Sub as follows:

     Section 3.1 Organization, Standing and Power. Rose's is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Rose's is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Rose's. Rose's and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Rose's.

     Section 3.2 Capital Structure. The authorized capital stock of Rose's consists of 50,000,000 shares of Rose's Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value. At the date hereof (i) 8,233,951 shares of Rose's Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 976,910 shares of Rose's Common Stock are held in the treasury of Rose's,
(iii) the Escrow Shares (789,139 shares) are held by the FUNB, (iv) not more than 700,000 shares of Rose's Common Stock are reserved for future issuance pursuant to Rose's New Equity Compensation Plan (the "Rose's Stock Option Plan"), and (v) 4,285,714 shares are issuable pursuant to the Rose's Warrants. No shares of Rose's Preferred Stock are outstanding. As of the date of this Agreement, except for Rose's Stock Options granted under Rose's Stock Option Plan for the issuance upon exercise of 388,000 shares of Rose's Common Stock, and Rose's Warrants for the issuance upon exercise of 4,285,714 shares of Rose's Common Stock, there are no options, warrants, calls, rights or agreements to which Rose's or any of its Subsidiaries is a party or by which any of them is bound obligating Rose's or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Rose's or any of its Subsidiaries or obligating Rose's or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Rose's has furnished to Fred's a specimen copy of every form of Rose's Stock Option and Rose's Warrant granted and in effect at the date hereof or to become effective after the date hereof, together with a list of the grantees and of the actual variable terms and conditions (e.g., date of grant, number of shares as to which granted, exercise price, etc.) contained in the Rose's Stock Options and Rose's Warrants so granted and effective. Schedule 3.2 lists the holders, date of grant and exercise price of all Rose's Stock Options. Each outstanding share of capital stock of each Subsidiary of Rose's that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Rose's SEC Documents (as defined herein), each such share is owned by Rose's or another Subsidiary of Rose's, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

     Section 3.3 Authority. The Board of Directors of Rose's has on or prior to the date of this Agreement (a) declared the Merger advisable and fair to and in the best interest of Rose's and Rose's Stockholders (subject to the satisfaction of the conditions to Closing contained herein, including receipt by Rose's of the fairness opinion of its investment banker), (b) approved this Agreement in accordance with the Del.C., (c) resolved to recommend the approval of this Agreement by Rose's Stockholders and
(d) directed that this Agreement be submitted to Rose's Stockholders for approval. Rose's has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the Rose's Stockholders of this Agreement (which, for all purposes in this Agreement, shall be deemed to include any necessary approval of amendments to Rose's stock plans), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rose's and the consummation by Rose's of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Rose's, subject to
(x) approval of this Agreement by Rose's Stockholders and (y) the filing of a Certificate of Merger as required by the Del.C. This Agreement has been duly executed and delivered by Rose's and (assuming the valid authorization, execution and delivery of this Agreement by Fred's and Sub) constitutes the valid and binding obligation of Rose's enforceable against Rose's in accordance with its terms. The filing of the Joint Proxy Statement with the SEC has been duly authorized by Rose's Board of Directors.

     Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, and subject to Section 5.17, the execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Rose's or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of Rose's, (ii) any provision of the comparable charter or organization documents of any of Rose's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Rose's or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Rose's or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Rose's, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Rose's or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Rose's or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Rose's or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 5.10, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Rose's or any of its Subsidiaries conducts any business or owns any property or assets, (vii) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (viii) applicable requirements, if any, of Blue Sky Laws and NASDAQ, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Rose's or prevent the consummation of any of the transactions contemplated hereby.

     Section 3.5  SEC Documents and Other Reports.

          (a) SEC Documents. Rose's has filed all required documents with the SEC since January 28, 1995 (the "Rose's SEC Documents"). As of their respective dates, Rose's SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the regulations promulgated thereunder, and, at the respective times they were filed, none of Rose's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Other Reports. Rose's has furnished to Fred's unaudited balance sheets, and related unaudited statements of income and retained earnings and cash flows for each month and year-to-date period subsequent to the last month and period most recently reflected in a Rose's SEC Document (the "Period Reports").

          (c) Compliance, Presentation, Absence of Changes in Preparation. The consolidated financial statements (including, in each case, any notes thereto) of Rose's included in Rose's SEC Documents and in the Period Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by the Securities Act or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Rose's and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in Rose's SEC Documents or as required by GAAP, Rose's has not, since January 28, 1995, made any change in the accounting practices or policies applied in the preparation of financial statements. As used herein, the term "Rose's Annual Report" refers to Rose's Annual Report on Form 10-K most recently filed with the SEC. As to Rose's SEC Documents, Audited Financial Statements (as defined herein), Period Reports and Management Correspondence (as defined herein) and financial statements which have been or are to be filed with the SEC, prepared by Rose's, or delivered to Fred's by Rose's, all representations and warranties of Rose's in this Agreement relating to such as have been filed, prepared or delivered prior to the date hereof (i.e., as to periods already ended) are hereby made by Rose's as to all such SEC Documents to be filed on or after the date hereof (i.e., as to periods subsequent to the periods reflected in the documents already filed, prepared or delivered) as of the date such documents are filed, prepared or delivered in the future.

          (d) Management Correspondence. Rose's has furnished to Fred's the letters of KPMG Peat Marwick, LLP ("Rose's Auditors") to the management of Rose's relating to the audited financial statements certified by Rose's Auditors contained in Rose's SEC Documents for the fiscal years ended January 29, 1994 and January 28, 1995 (the "Audited Financial Statements") and Rose's written responses thereto (collectively, the "Management Correspondence"). All Management Correspondence delivered and to be delivered to Fred's reflects and will reflect that there is no adjustment to any Audited Financial Statements delivered to Fred's that Rose's Auditors waived.

     Section 3.6 Registration Statement and Joint Proxy Statement. None of the information to be supplied by Rose's for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Rose's, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Fred's Stockholders and Rose's. The Joint Proxy Statement will comply (with respect to Rose's) as to form in all material respects with the Exchange Act.

     Section 3.7 Absence of Certain Changes or Events. Except as disclosed in Rose's SEC Documents filed with the SEC prior to the date of this Agreement or in Schedule 3.7, since January 28, 1995,
(A) Rose's and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would reasonably be foreseen to result in a Material Adverse Effect on Rose's, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Rose's and Subsidiaries of Rose's are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof, (B) Rose's and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Rose's; (C) other than any indebtedness incurred by Rose's after the date hereof as permitted by Section 4.1(b)(vi), there has been no material change in the consolidated indebtedness of Rose's and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Rose's on any class of its stock; and (D) there has been no event causing a Material Adverse Effect on Rose's, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Rose's and Subsidiaries of Rose's are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof. Rose's has not amended since prior to June 30, 1995 its Certificate of Incorporation or Bylaws with respect to the indemnification of its officers and directors.

     Section 3.8 Permits and Compliance. Each of Rose's and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Rose's or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Rose's Permits"), except where the failure to have any of Rose's Permits would not, individually or in the aggregate, have a Material Adverse Effect on Rose's, and, as of the date of this Agreement, no suspension or cancellation of any of Rose's Permits is pending or, to the knowledge of Rose's (as defined herein), threatened, except where the suspension or cancellation of any of Rose's Permits would not, individually or in the aggregate, have a Material Adverse Effect on Rose's. Neither Rose's nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over Rose's or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Rose's. Except as disclosed in Rose's SEC Documents filed with the SEC prior to the date of this Agreement, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of Rose's and its Subsidiaries, taken as a whole.
Except as set forth in Rose's SEC Documents filed with the SEC prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Rose's of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Rose's or any of its Subsidiaries is a party or by which Rose's or any such Subsidiary is bound or to which any of the properties, assets or operations of Rose's or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Rose's. Set forth in Schedule 3.8 to this Agreement is a description of (i) all material leases to which Rose's or any of its Subsidiaries is a party or by which Rose's or any such Subsidiary is bound or to which any of the properties, assets or operations of Rose's or any such Subsidiary is subject and all amendments thereto (including, as to real property leased, its location by street address, city or township, county and state),
(ii) all material contracts, licenses or other agreements or instruments (including, but not limited to, security agreements and evidences of indebtedness) to which Rose's or any of its Subsidiaries is a party or by which Rose's or any such Subsidiary is bound or to which any of the properties, assets or operations of Rose's or any such Subsidiary is bound or to which any of the properties, assets or operations of Rose's or any such Subsidiary is subject and all amendments thereto, and (iii) any material changes to the amount and terms of the indebtedness for borrowed money of Rose's and its Subsidiaries as described in Rose's Annual Report. "Knowledge of Rose's" means the actual knowledge of the Chief Executive Officer and the Chief Financial Officer.

     Section 3.9 Tax Matters. Each of Rose's and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Rose's or as set forth on Schedule 3.9.

     Section 3.10 Actions and Proceedings. Except as set forth in Rose's SEC Documents or in Schedule 3.10, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Rose's or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or Rose's Stockholders or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Rose's Plan (as defined herein) that, individually or in the aggregate, would have a Material Adverse Effect on Rose's. Except as set forth in Rose's SEC Documents, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Rose's, threatened against or involving Rose's or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Rose's Plan that, individually or in the aggregate, would have a Material Adverse Effect on Rose's. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Rose's, threatened against or affecting Rose's of any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

     Section 3.11 Certain Agreements. As of the date of this Agreement, except as set forth on Schedule 3.11, neither Rose's nor any of its Subsidiaries is a party to any oral or written benefits agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (other than pursuant to the New Equity Compensation Plan), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Rose's Common Stock, or shares of Rose's Common Stock granted in connection with the performance of services for Rose's or its Subsidiaries, is or will be entitled to receive cash from Rose's or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement (provided that a cashless exercise currently permitted with no other authorization under the terms of a Rose's Stock Option shall not be considered such a prohibited cash payment). Neither Rose's nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement one trigger of which would be the consummation of the transactions contemplated by this Agreement, except as set forth in
Schedule 3.11.

     Section 3.12  ERISA.

          (a) With respect to each Rose's Plan (as defined herein), Rose's has made (or as soon as practicable will make) available to Fred's a true and correct copy (to the extent applicable) of (i) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (ii) such Rose's Plan, (iii) each trust agreement, insurance contract or administration agreement relating to such Rose's Plan, (iv) the most recent summary plan description of each Rose's Plan for which a summary plan description is required and (v) the most recent determination letter, if any, issued by the IRS with respect to any Rose's Plan intended to be qualified under section 401(a) of the Code. Except as would not have a Material Adverse Effect on Rose's and except as set forth on Schedule 3.12(a), each Rose's Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations, including but not limited to COBRA, and (i) neither Rose's nor any of its ERISA Affiliates is or, within the past six years has been, a contributing employer to a Rose's Multiemployer Plan (as defined herein), (ii) no Rose's Plan is, or has ever been, subject to Title
IV of ERISA, and (iii) Rose's and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA.

          (b)  With respect to Rose's Plans, except as set forth on
Schedule 3.12(b)no event has occurred in connection with which Rose's or any of its ERISA Affiliates would be subject to any liability under the terms of such Rose's Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Rose's. All Rose's Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, or a timely application (under Revenue Procedure 93-39 or any subsequent Revenue Procedure with respect to ruling and determination letters) for such determination is now pending, and to the Knowledge of Rose's, no event has occurred and no fact exists that would adversely affect such determination. Except as set forth on
Schedule 3.12(b) or as disclosed in Rose's SEC Documents, neither Rose's nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in Rose's Annual Report. As used herein, (i) "Rose's Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Rose's Multiemployer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Rose's or any of its ERISA Affiliates or as to which Rose's or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "Rose's Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Rose's or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

          (c) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Rose's and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been provided or made available to Fred's prior to the date hereof. Rose's has no current plans to modify or terminate any of the Compensation and Benefit Plans, except as set forth on Schedule 3.12(c); the effect of any such modification or termination is also set forth on Schedule 3.12(c).

     Section 3.13 Compliance with Certain Laws. The properties, assets and operations of Rose's and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, Environmental Laws and consumer credit laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Rose's or as set forth on
Schedule 3.13. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of Rose's or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on Rose's. Rose's will provide such certificates and environmental studies as Fred's may reasonably request.

     Section 3.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in Rose's Annual Report, Rose's most recent report to the SEC on Form 10-Q and in the most recent Period Report, or disclosed in the footnotes thereto, and except as set forth on Schedule 3.14, Rose's and its Subsidiaries had no liabilities (including, without limitation, tax liabilities and workmen's compensation liabilities) at the date of such financial statements, absolute or contingent, liquidated or unliquidated, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Rose's, and had no liabilities (including, without limitation, tax liabilities) that were not incurred in the ordinary course of business. Except as so reflected, reserved or disclosed, Rose's and its Subsidiaries have no commitments, other than any commitments which, individually or in the aggregate, would not have a Material Adverse Effect on Rose's.

     Section 3.15 Labor Matters. Neither Rose's nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract, except as set forth in Schedule 3.15. Neither Rose's nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Rose's or any of its Subsidiaries (the "Rose's Business Personnel"), and there is no unfair labor practice complaint or grievance against Rose's or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to Rose's Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Rose's. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Rose's, threatened against or affecting Rose's or any of its Subsidiaries which may interfere with the respective business activities of Rose's or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Rose's.

     Section 3.16 Intellectual Property. Rose's and its Subsidiaries have all Intellectual Property Rights as are necessary in connection with the business of Rose's and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on Rose's. Neither Rose's nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on Rose's.

     Section 3.17 State Takeover Statutes. As of the date hereof, assuming the accuracy of Fred's representations and warranties contained in Section 2.19 (Ownership of Shares), the Board of Directors of Rose's has taken all action so that prior to the execution hereof, the Board of Directors has approved the Merger pursuant to Section 203(a)(1) of the Del.C.

     Section 3.18 Required Vote of Rose's Stockholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of Rose's Common Stock is required to approve the transactions contemplated by this Agreement. No other vote of the Rose's Stockholders is required by law, the Certificate of Incorporation or Bylaws of Rose's or otherwise in order for Rose's to consummate the Merger and the transactions contemplated hereby.

     Section 3.19 Reorganization. To the Knowledge of Rose's, neither it nor any of its Subsidiaries or Affiliates has, or will have, taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.20 Brokers. No broker, investment banker or other person, other than Peter J. Solomon Company Limited, the fees and expenses of which will be paid by Rose's (and are reflected in an agreement between Peter J. Solomon Company Limited and Rose's, a copy of which has been furnished to Fred's), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rose's.

     Section 3.21 Disclosure. No representation or warranty by Rose's contained in this Agreement and no written statement, certificate, or document furnished by or on behalf of Rose's to Fred's in connection with this Agreement or any transaction contemplated hereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading, or necessary in order to provide Fred's with full information as to Rose's and its affairs. None of this Agreement, the financial statements or any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Rose's, or by any of Rose's directors or officers, in connection with the transactions contemplated hereby, contains, or will contain, any untrue statement of a material fact, or omits, or will omit, any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Rose's which materially and adversely affects the business, prospects, working capital or financial condition of Rose's or its properties or assets, which has not been set forth in this Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement.

     Section 3.22 Opinion of Investment Banker. Rose's has engaged Peter J. Solomon Company Limited, as its investment banker, which investment banker (x) has advised Rose's and (y) will render a written opinion as of the day before the printing of the Joint Proxy Statement (a copy of which opinion which will be delivered to Fred's promptly upon receipt by Rose's), to the effect that the Merger is fair to Rose's Stockholders from a financial point of view. Rose's has entered into a written agreement with its investment banker, and has delivered a copy thereof to Fred's, to limit such investment banker's compensation relating to the Merger (including the delivery of a fairness opinion to Rose's) to not more than $900,000, payable by Rose's $150,000 prior to Closing and $750,000 at the Closing.


                            ARTICLE IV

            COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1  Conduct of Business Pending the Merger.

          (a) Actions by Fred's. Except as expressly permitted by clauses (i) through (xii) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Fred's shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Fred's shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Rose's:

          (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (A) regular quarterly dividends on Fred's Common Stock declared and paid on dates consistent with past practice and
     (B) dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split (except for the Reverse Split referred to herein), combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of Fred's or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of stock options and shares of Fred's Common Stock to employees of Fred's or any of its Subsidiaries in the ordinary course of business consistent with past practice, and (B) the issuance by any wholly-owned Subsidiary of Fred's of its capital stock to Fred's or another wholly-owned Subsidiary of Fred's;

          (iii)     amend its charter or by-laws; provided,
     however, that Fred's may amend its Charter to increase its authorized capital stock;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to Fred's and its Subsidiaries taken as a whole, (B) as may be required by any Governmental Entity and (C) dispositions to non-related parties involving fair consideration;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice, and (B) indebtedness, loans, advances, capital contributions and investments between Fred's and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

          (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by GAAP);

          (ix) materially increase the annual level of compensation of any employee, or increase at all the annual level of compensation of any person whose compensation in the last preceding fiscal year exceeded $100,000, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise;

          (x) increase, terminate, amend or otherwise modify any plan for the benefit of employees, except for the termination of post-retirement welfare benefits;

          (xi) engage in any related party transactions; or

          (xii) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (b) Actions by Rose's. Except as expressly permitted by clauses (i) through (xv) of this Section 4.1(b), during the period from the date of this Agreement through the Effective Time, Rose's, subject to Section 4.2 hereof, shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this

Agreement, Rose's, subject to Sections 4.1(c) and 4.2 hereof, shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Fred's:

          (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of Rose's or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Rose's Common Stock upon the exercise of Rose's Stock Options or Rose's Warrants outstanding on the date of this Agreement in accordance with their current terms or the delivery of Escrow Shares pursuant to the Plan of Reorganization;

          (iii)     amend its charter or by-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than transactions that are in the ordinary course of business consistent with past practice and that are not material;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business consistent with past practice and not material to Rose's and its Subsidiaries taken as a whole or (B) as may be required by any Governmental Entity;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) indebtedness for borrowed money incurred in the ordinary course of business, consistent with (1) past practice (or in accordance with Rose's 1996 Proforma Balance Sheet dated January 13, 1996 furnished by Rose's to Fred's) or (2) the provisions of Section 5.17 of this Agreement, and (B) indebtedness, loans, advances, capital contributions and investments between Rose's and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or make any payment to any lender to Rose's other than regularly scheduled payments of principal and interest or enter into any instrument of waiver or forebearance with any lender to Rose's;

          (vii)     alter (through merger, liquidation,
     reorganization, restructuring or in any other fashion) the corporate structure or ownership of Rose's or any Subsidiary
     (except for the Reverse Split referred to herein);

          (viii) enter into or adopt or amend any existing severance plan, agreement or arrangement or enter into or amend any Rose's Plan or employment or consulting agreement, other than as required by law, this Agreement or as set forth on Schedule 4.1(b)(viii);

          (ix) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of Rose's or any of its Subsidiaries who are not officers of Rose's or any of its Subsidiaries

     (or increase at all the annual level of
     compensation of any person whose compensation in the last preceding fiscal year exceeded $100,000), or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of Rose's or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee (except for the agreements attached hereto pursuant to Section 5.14);

          (x) increase, terminate, amend or otherwise modify any plan for the benefit of employees generally, except for the termination of post-retirement welfare benefits or as otherwise required by this Agreement or by law;

          (xi) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by GAAP);

          (xiii) make any tax election or settle or compromise any material federal state, local or foreign income tax liability except as required in connection with the Plan of Reorganization;

          (xiv)     engage in any related party transactions;

          (vv) amend any agreement with its investment banker to increase such investment banker's compensation relating to the Merger; or

          (xvi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract agreement, commitment or arrangement to do any of the foregoing.

          (c) Interim Reporting Committee. Upon the execution and delivery of this Agreement by each of the parties, the parties jointly shall establish a committee (the "Interim Reporting Committee") for the purpose of being notified, as and to the extent provided in Schedule 4.1(c) [Certain Rose's Actions Requiring Notice], of certain actions by Rose's and its Subsidiaries after the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with Article VII. The members of the Interim Reporting Committee shall be Michael J. Hayes, Bruce D. Smith (or such other natural Person as may hereafter be designated to replace Mr. Hayes or Mr. Smith [or their successors] from time to time by Fred's Board of Directors), R. Edward Anderson and Jeanette R. Peters (or such other natural Person as may hereafter be designated to replace Mr. Anderson or Ms. Peters [or their successors] from time to time by Rose's Board of Directors).

     Section 4.2 No Solicitation. From and after the date hereof, Rose's will not, and will use its best efforts to cause its officers, directors, employees, attorneys, investment bankers, agents or other representatives or those of any of its Subsidiaries not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as defined herein) from any person, or engage in or continue discussions or negotiations relating thereto, or recommend, or fail to recommend against, the same to Rose's Stockholders; provided, however, that Rose's may engage in discussions or negotiations with, or furnish information concerning itself and its Subsidiaries, business, properties or assets to, any third party which makes a Takeover Proposal if the Board of Directors of Rose's concludes in good faith on the basis of the advice of its outside counsel that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. Rose's will promptly (but in no case later than 24 hours) notify Fred's of any Takeover Proposal, including the material terms and conditions thereof. As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Rose's willingness or ability to receive or discuss a proposal or offer (other than a proposal or offer by Fred's or any of its Subsidiaries or as permitted under this Agreement) for a tender or exchange offer, a merger, consolidation or other business combination involving Rose's or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Rose's or any of its Subsidiaries.

     Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, Rose's shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which Rose's or any of its Subsidiaries is a party (other than any involving Fred's), unless the Board of Directors of Rose's concludes in good faith on the basis of the advice of its outside counsel, that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, Rose's agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     Section 4.4 Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Fred's, Rose's or any of their respective Subsidiaries or Affiliates shall knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.


                            ARTICLE V

                      ADDITIONAL AGREEMENT'S

     Section 5.1 Stockholder Meetings. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised by counsel, Rose's and Fred's each shall call a meeting of its stockholders (respectively, the "Rose's Stockholder Meeting" and the "Fred's Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable for the purpose of considering the approval of this Agreement (in the case of Rose's) and the Fred's Stockholders' Approvals (in the case of Fred's). Rose's, Fred's and Sub will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the advice of Proskauer Rose Goetz & Mendelsohn LLP ("Rose's Counsel"), in the case of Rose's, and Waring Cox PLC ("Fred's Counsel"), in the case of Fred's, that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Boards of Directors of Rose's, Fred's and Sub will not rescind their respective declarations that the Merger is advisable, fair to and in the best interest of such company and its stockholders unless, in any such case, any such Board concludes in good faith on the basis of the advice of Rose's Counsel in the case of Rose's and Fred's Counsel in the case of Fred's that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law. Rose's and Fred's shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and coinciding with the Fred's annual meeting of its stockholders.

     Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. Rose's and Fred's shall promptly prepare and file with the SEC the Joint Proxy Statement and Fred's shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Fred's shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Rose's shall provide its and Rose's Auditors' full cooperation and assistance to Fred's in obtaining such declaration. Fred's and Rose's shall cause their respective investment bankers to deliver copies of their written opinions to Fred's for inclusion in the Joint Proxy Statement, which opinions shall be dated as of the day before the printing of the Joint Proxy Statement, to the effect that the Merger is fair to the Fred's Stockholders and to the Rose's Stockholders, respectively. As promptly as practicable after the Registration Statement shall have become effective, each of Fred's and Rose's shall mail the Joint Proxy Statement to its respective stockholders. Fred's shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Fred's Common Stock in the Merger, and Rose's shall furnish all information concerning Rose's and the holders of Rose's Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Fred's or Rose's without the prior approval of the other party. Fred's and Rose's each will advise the other, promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Fred's Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     Section 5.3  Access to Information.

          (a) Subject to currently existing contractual and legal restrictions applicable to Fred's or to Rose's or any of their Subsidiaries, each of Fred's and Rose's shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, investment bankers and other representatives of the other party hereto reasonable access to key members of management of the other party and to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Fred's and Rose's shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (b) With respect to the preparation of the respective Audited Financial Statements of Fred's and of Rose's for inclusion in their respective Annual Reports for their respective most recently ended fiscal years, each party shall cause its auditors:

          (i) to comply with all reasonable requests from the other party or its auditors for access to the other party's auditor's work papers so as to permit such other auditors to make copies of the work papers and to assess the progress of the audit of the respective Audited Financial Statements; and

          (ii) meet with representatives of the other party and its auditors from time to time during the course of the audit to discuss audit plans, scope, principles and procedures.

Additionally, each party's auditors will have reasonable access to the books and records of the other party to perform such other procedures as such party may request.

          (c) Each party shall also furnish to the other party all Period Reports for all months during the period from the date of this Agreement until the Effective Time, as well as all Management Correspondence generated during such period.

          (d) (i) Except as and to the extent required by law, each of Fred's and Rose's shall not disclose or use, and it shall cause its representatives not to disclose or use, any Confidential Information (as defined herein) with respect to the other furnished, or to be furnished, by the other or its representatives to it or its representatives in connection therewith at any time or in any manner other than in connection with its evaluation of the Merger. For purposes of this paragraph, "Confidential Information" means any information about either signatory entity stamped "confidential" or identified in writing as such to the other by the affected entity; provided that it does not include information which the entity which seeks non-confidential treatment shall demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure by such entity or (ii) is obtained by such entity from a source other than the other entity, provided that such source was not bound by a duty of confidentiality to the other entity or another party with respect to such information. If this Agreement is terminated, each of Fred's and Rose's shall promptly return to the other any Confidential Information in its possession concerning the other entity.

               (ii) For a period of one year from and after any termination of this Agreement, neither Fred's or Rose's shall solicit or hire any employee of the other whose salary at the termination of employment with the other was in excess of $80,000.


     Section 5.4 Compliance with the Securities Act. Not later than 10 days prior to the Rose's Stockholder's Meeting, Rose's shall deliver to Fred's a list of names and addresses of those persons who, in the opinion of Rose's, at the time of Rose's Stockholder Meeting would be "affiliates" of Rose's within the meaning of Rule 145 under the Securities Act. Rose's also shall provide to Fred's such information and documents as Fred's shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) which Fred's reasonably identifies (by written notice to Rose's not later than the time of the Rose's Stockholder Meeting) as being a person who may be deemed to be an affiliate of Rose's within the meaning of Rule 145; provided, however, that no such person identified by Fred's shall be added to the list of affiliates of Rose's if Fred's shall receive from Rose's, on or before the Effective Time, an opinion of counsel reasonably satisfactory to Fred's to the effect that such person is not an affiliate. Fred's shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Fred's Common Stock by such affiliates, and the certificates representing Fred's Common Stock received in the Merger by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions. Such legend shall be removed from such certificates upon request by the holders thereof to Fred's transfer agent and the subsequent delivery to such transfer agent of an opinion of Fred's counsel (or of counsel satisfactory to Fred's counsel) to the effect that registration is not required under the Securities Act or that the proposed transfer is to be made in compliance with the requirements of Rule 145 promulgated under the Securities Act or some other specified exemption from registration under the Securities Act. Rose's shall use its best efforts to cause each affiliate to enter into an agreement with Fred's in the form attached hereto as Schedule 5.4.

     Section 5.5 NASDAQ Listing. Fred's shall use its reasonable best efforts to list on NASDAQ, upon official notice of issuance, the shares of Fred's Common Stock to be issued in connection with the Merger.

     Section 5.6  Fees and Expenses.

          (a)  Except as provided in this Section 5.6 and Section
5.10, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, investment bankers and accountants, as well as printing expenses, shall be paid by the party incurring such costs and expenses, provided that all filing fees (e.g., SEC, HSR Act, state qualifications, etc.) shall be divided equally between Fred's and Rose's.

          (b)  (i)  If this Agreement is terminated:

                    (A)  by Fred's pursuant to Section 7.1(b) or (c);

                    (B)  by Rose's or Fred's pursuant to Section 7.1(d);

                    (C)  by Rose's or Fred's pursuant to Section 7.1(e);

                    (D)  by Rose's or Fred's pursuant to Section 7.1(g); or

                    (E)  by Rose's or Fred's pursuant to Section 7.1(h);

     then, in each case, Rose's shall pay to Fred's a Termination
     Fee (as defined below) in cash..

          (c) (i) A "Termination Fee" consists of (x) a "reimbursement amount" equal to Fred's actual expenses in connection with the Merger
(i.e., the actual out-of-pocket expenses Fred's incurs in connection with negotiating, preparing and presenting the Letter of Intent dated March 1, 1996 between Fred's and Rose's (the "Letter of Intent"), this Agreement and related documents, conducting Fred's due diligence of Rose's, preparing for the Closing, and resolving issues relating to same, which expenses shall be documented by the submission by Fred's to Rose's of the vendors'invoices therefor) up to a maximum amount of $250,000, plus (y) if, prior to the first anniversary of such breach, termination or event, either Rose's or Rose's Stockholders close a Superior Rose's Acquisition Transaction (as defined herein), a "topping payment", equal to the sum of 25% of the excess of any consideration in the Superior Rose's Acquisition Transaction over the sum of the consideration to be paid by Fred's to the Rose's Stockholders in connection with the proposed Merger Consideration (the "Merger Consideration"). A Termination Fee thus shall be increased in amount if a breach, termination or event requiring payment of the reimbursement amount portion of a Termination Fee is later followed, prior to the first anniversary thereof, by a Superior Rose's Acquisition Transaction. Payment of any Termination Fee shall be made promptly, but in no event later than, in the case of the reimbursement amount, the second business day following the termination giving rise to such payment and the submission by Fred's to Rose's of the aforesaid invoices, or, in the case of a topping payment, the closing of the Superior Rose's Transaction.

          (ii) A "Superior Rose's Acquisition Transaction" means Rose's entering into, or announcing that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Rose's or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Rose's (other than the transactions contemplated by this Agreement), provided that the value of the consideration to be received by Rose's Stockholders in the transaction referred to therein, when considered in the aggregate, is reasonably determined by Rose's Board of Directors (in the good faith exercise of its fiduciary responsibilities) to be greater than the value of the Merger Consideration; provided further, however, that in making such determination Rose's (if Fred's so elects) shall credit to the value of the Merger Consideration the Termination Fee that Rose's would be required to pay Fred's pursuant to this Section 5.6 (and there will be no minimum bid increment required of Fred's by Rose's in excess of such credit in comparing the terms of the Merger with any other proposed transaction).

          (iii) Notwithstanding the foregoing, no topping payment shall be payable in the event that (x) the Merger is not consummated by August 31, 1996 because Fred's has failed to perform as required by Section 5.27 of this Agreement and
     (y) between the date hereof and such date Rose's shall not have received or entertained a bona fide offer to engage in negotiations by a third party that could result in a Superior Rose's Acquisition Transaction. If Rose's determines that it is not required to make any topping payment based on this provision, it shall represent to Fred's in writing that the events recited in (y) have not occurred.

          (d)  Rose's acknowledges that the agreements contained in
Section 5.6(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Fred's and Sub would not enter into this Agreement. Accordingly, if Rose's fails promptly to pay the amount due pursuant to Section 5.6(b), and, to obtain such payment, Fred's or Sub commences a suit which results in a judgment for the fee set forth in Section 5.6(b), Rose's shall pay to Fred's or Sub its costs and expenses (including attorneys' fees) in connection with such suit together with interest on the amount of the fee at the prime rate of Union Planters National Bank, N.A., Memphis in effect on the date such payment was required to be made.

          (e) The payments herein contained in this Section 5.6 are the exclusive remedies of the parties hereto in the event of a breach hereof except for a breach of Section 5.3(d).

     Section 5.7  Rose's Stock Options; Rose's Warrants.

          (a) In respect of each Rose's Stock Option as converted into a Fred's Stock Option pursuant to Section 1.5(d) and assumed by Fred's, and the shares of Fred's Stock underlying such option, Fred's shall file as soon as practicable after the Effective Time with the SEC, and keep current the effectiveness of, a registration statement on Form S-8 or other appropriate form for as long as such options remain outstanding (and maintain the current status of the prospectus with respect thereto).

          (b) Rose's agrees that it will not grant any stock options, restricted stock, stock appreciation rights, limited stock appreciation rights, warrants, or similar instruments or rights, and will not permit cash payments to holders of Rose's Stock Options or Rose's Warrants in lieu of the substitution therefor of Fred's Stock Options and Fred's Warrants, respectively, as described in Section 1.5(d) (provided that a cashless exercise currently permitted with no other authorization under the terms of a Rose's Stock Option shall not be considered such a prohibited cash payment).

          (c) Rose's agrees that it will not amend, or alter or adjust the number of shares of Rose's Common Stock issuable under, or the exercise price, the term or the vesting schedule of, any Rose's Stock Option or of any Rose's Warrant, except to the extent required by the terms thereof or as contemplated hereby.

     Section 5.8  Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any

Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Fred's nor Rose's shall be obligated to use its reasonable best efforts or to take any action pursuant to this Section 5.8 if the Board of Directors of Fred's or Rose's, as the case may be, shall conclude in good faith on the basis of the advice of Rose's Counsel in the case of Rose's and Fred's Counsel in the case of Fred's that such action would violate the fiduciary obligations of such Board under applicable law, and (ii) in connection with any filing or submission required or action to be taken by either Fred's or Rose's to effect the Merger and to consummate the other transactions contemplated hereby, Rose's shall not, without Fred's prior written consent, commit to any material divestiture transaction, and neither Fred's nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Rose's or any of the material businesses, or assets of Fred's or any of its Affiliates or that otherwise would have a Material Adverse Effect on Fred's.

     Section 5.9 Public Announcements. The initial press release relating to the Merger dated March 1, 1996 was a joint press release, and thereafter Rose's and Fred's each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of NASDAQ.

     Section 5.10  Real Estate Transfer and Gains Tax.   The
portion of the consideration allocable to the real property of Rose's and its Subsidiaries shall be determined by Fred's in its reasonable discretion. Rose's Stockholders shall be deemed to have agreed to be bound by the allocation established pursuant to this
Section 5.10 in the preparation of any return with respect to any state or local tax which is attributable to the transfer of the beneficial ownership of Rose's or its Subsidiaries' real property.

     Section 5.11 State Takeover Laws. If any "fair price", "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Fred's and Rose's and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 5.12 Notification of Certain Matters. Fred's shall use its reasonable best efforts to give prompt notice to Rose's, and Rose's shall use its reasonable best efforts to give prompt notice to Fred's, of (i) the occurrence, or non-occurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Fred's or Rose's, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Fred's or Rose's, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.13 Directors and Officers. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-laws.

     Section 5.14 Executive and Employee Agreements. On or before the Closing, Mr. Anderson and Fred's shall enter into written agreements in the forms attached hereto as Schedule 5.14, providing for a limitation of compensation payable to him as a result of the Merger and any termination of his employment, a consulting arrangement, and the issuance to him of a number of shares of Fred's Common Stock (the "Anderson Shares") as provided therein.

     Section 5.15 Designation of Director. Fred's shall cause a member of Rose's current Board of Directors (such person to be designated by the present Rose's Board of Directors, subject to the reasonable approval of such designee by the Fred's Board of Directors) to be appointed at the Effective Time to Fred's Board of Directors, which appointee shall serve with all other current directors of Fred's until the next annual meeting of Fred's at which directors are elected or until a successor director has been duly elected or appointed and qualified or until such person's earlier death, resignation or removal in accordance with Fred's Charter and By-laws. Further, Fred's shall use reasonable efforts to cause such appointee to be nominated as a director of Fred's for three years from Closing unless the nominating committee of Fred's Board of Directors determines in good faith that such nomination is not in the best interest of Fred's Stockholders.

     Section 5.16 Indemnification. From and after the Effective Time, Fred's and the Surviving Corporation shall indemnify the past and present directors and officers (the "Indemnified Parties") of Rose's and of its Subsidiaries (including without limitation, against all losses, expenses (including reasonable attorneys' fees), claims damages and liabilities, as and when incurred, arising out of the actions or omissions occurring at or prior to the Effective Time that are in whole or in part based upon or arising out of the fact that such person is or was a director or officer of Rose's and arising out of or pertaining to the transactions contemplated by this Agreement),to the fullest extent permitted by Rose's Certificate of Incorporation and Bylaws in effect at the time of the Merger (in the case of the Surviving Corporation) and to the fullest extent permitted by Fred's Charter and Bylaws at the time of the Merger (in the case of Fred's), provided that such indemnification is permitted by applicable law. In the event of any such loss, expense, claim, damage, or liability (whether arising before or after the Effective Time), (i) Fred's or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by it, which counsel shall be reasonably satisfactory to the Indemnified Parties, promptly after statements therefor are received, and (ii) Fred's or the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Fred's or the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

          (b) If Fred's, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that such successors or assigns of Fred's or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.16.

     Section 5.17  Lending and Credit Arrangements.   Fred's (i)
hereby ratifies and reaffirms its prior consent to the execution and delivery by Rose's of a financing commitment letter having substantially the same form and the same substance as that certain commitment letter draft attached hereto as Schedule 5.17(a) (the "Financing Commitment") issued by Foothill Capital Corporation and Jackson National Life Insurance Company (collectively, the "Prospective Lenders") and incorporating the related list of loan covenants attached hereto as Schedule 5.17(b) that would be acceptable to Fred's (provided, however, that Fred's acknowledges that the attached list of covenants is not necessarily exclusive, and Rose's acknowledges that Fred's does not agree to accept loan covenants not listed which are not customary and reasonable), and to Rose's performance thereunder, and (ii) hereby acknowledges that the Prospective Lenders have agreed therein to continue to finance the Surviving Corporation after the Merger (subject to there being no events of default under the relevant loan and security documentation), without requiring Fred's to guarantee or otherwise be liable for the Surviving Corporation's loan obligations. Rose's and Fred's each hereby consent to, and agree to use reasonable best efforts in accordance with Section 5.8 of this Agreement to enter into and consummate, a financing transaction as to Rose's and the Surviving Corporation with the Prospective Lenders, upon terms and conditions no less favorable in all material respects to Rose's and the Surviving Corporation, respectively, than those contained in the Financing Commitment (a "Financing Transaction"), provided, however, and without in any way limiting the foregoing, that Rose's, Fred's, Sub and the Surviving Corporation, as applicable, each shall use such reasonable best efforts to negotiate, execute, deliver and perform such agreements, financing statements and instruments reasonably required by the Prospective Lenders to consummate a Financing Transaction, such that (i) the closing of the Financing Transaction as to Rose's shall occur no later than May 31, 1996, and (ii) the closing of the Financing Transaction as to the Surviving Corporation shall occur simultaneously with the Closing. Rose's shall notify Fred's in advance of Rose's seeking or needing to seek waivers from its lenders or the payment of any material banking fees. Rose's, on or before the Closing, shall cause (i) repayment of all related party debt and (ii) Rose's third-party debt to not be deemed in default or accelerated or, except as contemplated by the Financing Commitment, be made more costly by virtue of the Merger. Nothing contained herein shall preclude Rose's from proceeding with the Financing Transaction without the consent of Fred's.

     Section 5.18 Tax Representations. Fred's and Rose's shall cause their respective chief executive officers and chief financial officers to execute representations in the respective forms set forth on Schedule 5.18 hereto with respect to various matters relating to the tax treatment of the Merger.

     Section 5.19 Reverse Stock Split. Rose's shall take all steps necessary or appropriate to effectuate (including presenting to Rose's Stockholders for their approval if Rose's counsel shall advise such is required under applicable law) a one-for-100 combination of the outstanding shares of Rose's Common Stock (the "Reverse Split") to be effected immediately prior to the Effective Time, so that each holder of a fractional share of Rose's Common Stock after the Reverse Split will be paid an amount of cash (without interest), rounded to the nearest cent, determined by multiplying (i) the average of the high and low prices for a share of Fred's Common Stock on NASDAQ on the date of the Effective Time (or, if Fred's Common Stock does not trade on NASDAQ on such date, the first date of trading of Fred's Common Stock on NASDAQ after the Effective Time) by (ii) the number of shares of Fred's Common Stock into which such holder's fractional share of Rose's Common Stock would have been converted at the Effective Time pursuant to
Section 1.5(b)(i) if the Reverse Split had not occurred. Upon the Reverse Split, the Conversion Number shall be adjusted as set forth in Section 1.10.


                            ARTICLE VI

                CONDITIONS PRECEDENT TO THE MERGER

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of Rose's Stockholders in accordance with applicable law and the Restated Certificate of Incorporation and By-laws of Rose's, and the Fred's Stockholders' Approvals shall have been obtained by the requisite vote of the Fred's Stockholders in accordance with applicable rules of NASDAQ, applicable law (including the Exchange Act and the regulations promulgated thereunder) and the Charter and By-laws of Fred's.

          (b) Listing on NASDAQ. The Fred's Common Stock issuable in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

          (c) HSR and Other Approvals. The following shall have transpired:

          (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Fred's (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Fred's or Rose's, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received. The shares of Fred's Stock to be issued to the Rose's Stockholders as Merger Consideration and the Anderson Shares may be immediately resold publicly by the Rose's Stockholders and by Mr. Anderson upon issuance and delivery of the shares to them, subject to compliance with applicable securities laws and regulations.

          (e) No Order. No court or other Governmental Entity having jurisdiction over Rose's or Fred's, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

     Section 6.2 Conditions to Obligation of Rose's to Effect the Merger. The obligation of Rose's to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Each of Fred's and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Fred's and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Rose's shall have received a certificate signed on behalf of each of Fred's and Sub by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Legal Opinions. Rose's shall have received an opinion, in form and substance reasonably satisfactory to Rose's, dated the Closing, of Fred's Counsel as to the matters set forth on
Schedule 6.2(b).

          (c) Certain Executive and Employee Agreements. The agreements required to have been entered into by Fred's or the Surviving Corporation with Mr. Anderson on or before the Closing shall have been entered into and remained in full force and effect without breach thereof.

          (d) Fairness Opinion. Rose's shall have received a fairness opinion of its investment banker dated the day before the printing of the Joint Proxy Statement to the effect that the consideration to be received by the Rose's Stockholders in the Merger is fair to the Rose's Stockholders from a financial point of view.

          (e) Designation of Director. Fred's shall have caused the appointment, effective at the Effective Time, of a designated
Rose's director to the Board of Directors of Fred's as required by
Section 5.15.

          (f) Material Adverse Change. There shall not have occurred any Material Adverse Change as to Fred's since February 3, 1996.

          (h) Other. Fred's shall have provided Rose's and its counsel such other information and documents and assurances as they may reasonably request.

          (i) Tax Representations and Opinion. Rose's shall have received the representations of Fred's in form satisfactory to Rose's and of the substance set forth in Schedule 5.18 as to the tax-free nature of the Merger for federal income tax purposes. Rose's shall have received an opinion of counsel or auditors per
Section 6.3(e) in form and substance reasonably satisfactory to Rose's, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Rose's, Sub and Fred's will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Fred's or Rose's as a result of the Merger;

          (iii) no gain or loss will be recognized by the Rose's Stockholders upon the conversion of their shares of Rose's Common Stock into shares of Fred's Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Rose's Common Stock or Fred's Common Stock or for Dissenting Shares;

          (iv) the aggregate tax basis of the shares of Fred's Common Stock received in exchange for shares of Rose's Common Stock pursuant to the Merger (including fractional shares of Fred's Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Rose's Common Stock;

          (v) the holding period for shares of Fred's Common Stock received in exchange for shares of Rose's Common Stock pursuant to the Merger will include the holder's holding period for such shares of Rose's Common Stock, provided such shares of Rose's Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of Rose's who receives cash in lieu of a fractional share of Rose's Common Stock or Fred's Common Stock or for Dissenting Shares will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share or the Dissenting Shares (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, the opining counsel or auditors may receive and rely upon representations from Fred's, Rose's, and others, and the opinion shall state that Fred's may also rely on such opinion.

     Section 6.3  Conditions to Obligations of Fred's and Sub to
Effect the Merger. The obligations of Fred's and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Rose's shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Rose's contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement and Fred's shall have received a certificate signed on behalf of Rose's by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Legal Opinion. Fred's shall have received an opinion of Rose's Counsel, in form and substance reasonably satisfactory to Fred's and to Fred's lenders, dated the Closing, as to the matters set forth on Schedule 6.3(b).

          (c) Certain Executive and Employee Agreements. The agreements required to have been entered into by Fred's with Mr. Anderson on or before the date of the Closing shall have been entered into and remained in full force and effect without breach thereof and Mr. Anderson shall have resigned all offices he may hold with Rose's, unless the failure to satisfy this condition is due to failure, refusal or breach by Fred's to execute the forms of agreement set forth on Schedule 5.14.

          (d) Fairness Opinion. Fred's shall have received a fairness opinion of its investment banker dated the day before the printing of the Joint Proxy Statement to the effect that the Merger is fair to the Fred's Stockholders.

          (e) Tax Representations and Opinion. Fred's shall have received the representations of Rose's in form satisfactory to Fred's and of the substance set forth in Schedule 5.18 as to the tax-free nature of the Merger for federal income tax purposes. Fred's shall have received the opinion of counsel or auditors satisfactory to Fred's in form satisfactory to Fred's and of the substance set forth in Section 6.2(i) as to the tax-free nature of the Merger for federal income tax purposes.

          (f) Investment Banker Fees. The agreement of Rose's investment banker to limit its compensation relating to the Merger (including the delivery of a fairness opinion to Rose's) to not more than $900,000 in the aggregate shall have been remained in full force and effect without breach thereof by such investment banker.

          (g)  Indebtedness.    There shall be in effect at the
Closing (and to be effective from and after the Closing as to the Surviving Corporation) either (i) financing with Rose's present lenders with terms and covenants reasonably satisfactory to Fred's or (ii) the Financing Transaction contemplated by the Financing Commitment. The payments required to be made to lenders and creditors of Rose's pursuant to (i) the applicable agreements relating thereto and (ii) those required to be made pursuant to
Section 5.17, shall have been made, Rose's shall not be in default and there shall not have occurred an event of default under any covenants or agreements with the Prospective Lenders, and no fees shall have been paid by Rose's to the Prospective Lenders except as contemplated in the Financing Commitment. In addition, Rose's shall not pay any fees or penalties of any sort to Rose's existing lenders in connection with the termination of Rose's existing financing arrangements, except for fees presently outlined in the existing financing arrangements.

          (h) Material Adverse Change. There shall not have occurred any Material Adverse Change as to Rose's since January 27, 1996.

          (i) Other. Rose's shall have provided Fred's and its counsel such other information and documents and assurances as they may reasonably request. All steps necessary to effectuate the Reverse Split shall have been taken, including any affirmative vote of the Rose's Stockholders which Rose's counsel may advise is required under applicable law.


                           ARTICLE VII

                TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Rose's Stockholders or Fred's Stockholders:

          (a)  by mutual written consent of Fred's and Rose's;

          (b) by either Fred's or Rose's if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

          (c) by either Fred's or Rose's if there has been (i) a breach by the other party (in the case of Fred's including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Fred's, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph;

          (d) by Fred's or Rose's if the Merger has not been effected on or prior to the close of business on August 31, 1996 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

          (e) by Fred's or Rose's if the Rose's Stockholders do not approve this Agreement at Rose's Stockholder Meeting or any adjournment or postponement thereof;

          (f)  by Fred's or Rose's if the Fred's Stockholders'
Approvals are not obtained at the Fred's Stockholder Meeting or any adjournment or postponement thereof;

          (g) by Fred's or Rose's if the Board of Directors of Rose's reasonably determines that a Takeover Proposal, if consummated, would constitute a Superior Rose's Acquisition Transaction; provided, however, that Rose's may not terminate this Agreement pursuant to this Section 7.1(g) unless and until three business days have elapsed following delivery to Fred's of a written notice of such determination by the Board of Directors of Rose's (which written notice shall inform Fred's of all material terms and conditions of the Takeover Proposal, including the identity of such third party);

          (h) by Fred's if (i) the Board of Directors of Rose's shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of Rose's and its stockholders, or shall have resolved to do so, (ii) the Board of Directors of Rose's shall have recommended to the Rose's Stockholders any Takeover Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Rose's is commenced, and, after ten (10) business days, the Board of Directors of Rose's fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (i) by Rose's if (i) the Board of Directors of Fred's shall not have recommended, or shall have resolved not to recommend or shall have modified or withdrawn its recommendation of the Fred's Stockholders' Approvals or declaration that the Merger is advisable and fair to and in the best interests of Fred's and its stockholders, or shall have resolved to do so, (ii) Fred's shall have entered into, or announced that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving Fred's or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, Fred's (other than the transactions contemplated by this Agreement), or (iii) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Fred's Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of Fred's, or other similar business combination, and after ten
(10) business days, the Board of Directors of Fred's fails to recommend against acceptance of such offer by its stockholders (including taking no position with respect to the acceptance of such offer by its stockholders); or

          (j)  by Rose's prior to the mailing of the Joint Proxy
Statement if the Fred's Average Price is less than $5.00.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after this Agreement.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Fred's or Rose's, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of Rose's, Fred's, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.6, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.


                           ARTICLE VIII

                        GENERAL PROVISIONS

     Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 4.4 and
5.12 and this Article VIII shall survive the Effective Time, and those set forth in Sections 5.6 and 7.2 and this Article VIII and the Letter of Intent shall survive termination.

     Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Rose's to:

          R. Edward Anderson
          Rose's Stores, Inc.
          P.H. Rose Building
          218 South Garnett Street
          Henderson, North Carolina 27536
          Facsimile:  919/430-2600

     with a copy to:

          Henry O. Smith III, Esq.
          Proskauer Rose Goetz & Mendelsohn LLP
          1585 Broadway
          New York, New York 10036
          Facsimile:  212/969-2900

     if to Fred's to:

          Michael J. Hayes
          Fred's, Inc.
          4300 New Getwell Road
          Memphis, Tennessee 38118
          Facsimile:  901/362-3733 ext. 3777

     with a copy to:

          Sam D. Chafetz, Esq.
          Waring Cox, PLC
          50 N. Front Street, Suite 1300
          Memphis, Tennessee 38103
          Facsimile:  901/543-8036

     Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, headings and list of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF FRED'S, ROSE'S, OR SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court located in the Western District of the State of Tennessee (unless such courts assert no jurisdiction, in which case Rose's consents to the exclusive jurisdiction of the courts of the State of Tennessee) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth herein shall be effective service of process for any such action, suit or proceeding brought against the each party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the United States District Courts located in the Western District of the State of Tennessee (unless such courts assert no jurisdiction, in which case each party consents to the exclusive jurisdiction of the courts of the State of Tennessee). Each party hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 8.10 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Fred's Stockholders and Rose's Stockholders, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.11 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     IN WITNESS WHEREOF, Fred's, Sub and Rose's have caused this
Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                        FRED'S, INC. and
                                        FR ACQUISITION CORP.


                                        By:/s/ Michael J. Hayes
                                           Michael J. Hayes, President and
                                            Chief Executive Officer


                                        ROSE'S STORES, INC.


                                        By:/s/ R. Edward Anderson
                                           R. Edward Anderson, Chairman,
                                            President and Chief Executive
                                            Officer